EXHIBIT 99.1

Accuray Appoints Michael Murphy as VP, Corporate Controller

MADISON, Wis., October 21, 2024 – Accuray Incorporated (NASDAQ: ARAY) announced today that Michael Murphy, CPA has joined the company as Vice President, Corporate Controller. Mr. Murphy will be responsible for leading the global accounting function including corporate tax, regulatory reporting, accounting policies, and risk management, along with associated budgetary and administrative operations. He will report to Accuray Senior Vice President & Chief Financial Officer Ali Pervaiz. The company also expects to appoint Mr. Murphy to the position of principal accounting officer following the filing of the company’s quarterly report on Form 10-Q for the period ended September 30, 2024.

Mr. Murphy brings more than 15 years of finance and accounting expertise to his new role at Accuray, most recently serving as Vice President, Chief Accounting Officer and Treasury at Duluth Holdings Inc. During his tenure with the organization, Mr. Murphy successfully led teams involved with accounting, controller and treasury functions, while introducing multiple corporate cost savings initiatives. Earlier in his career, Mr. Murphy held the roles of Chief Accounting Officer and Vice President - Assistant Controller, respectively, at financial institutions First Business Financial Services, Inc. and Banco Popular North America. He also has extensive public accounting experience having assumed positions of increasing responsibility while employed at KPMG, LLP.

“I couldn’t be more pleased to announce that Mike has joined the Accuray team. He is a highly experienced financial controller and accountant with a career spanning a diverse range of industries. Mike has delivered value in each role he’s held and has the business acumen required to support the achievement of our company’s revenue and profitability goals. I look forward to both his partnership and leadership in driving seamless execution that meets the strategic demands of the organization,” said Ali Pervaiz, Senior Vice President & Chief Financial Officer at Accuray.

“I was initially inspired and drawn to Accuray’s vision and the company’s focus on constant innovation to improve as many cancer patients’ lives as possible. As I had the opportunity to meet people throughout the organization, the value placed on collaboration and continuous improvement resonated with me. It is a culture that I am excited to be a part of,” said Michael Murphy, Vice President, Corporate Controller at Accuray.

About Accuray

Accuray is committed to expanding the powerful potential of radiation therapy to improve as many lives as possible. We invent unique, market-changing solutions that are designed to deliver radiation treatments for even the most complex cases—while making commonly treatable cases even easier—to meet the full spectrum of patient needs. We are dedicated to continuous innovation in radiation therapy for oncology, neuro-radiosurgery, and beyond, as we partner with clinicians and administrators, empowering them to help patients get back to their lives, faster. Accuray is headquartered in Sunnyvale, California, with facilities worldwide. To learn more, visit www.accuray.com or follow us on Facebook, LinkedIn, X, and YouTube.

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EXHIBIT 99.1

Media Contact

Beth Kaplan

Accuray

+1 (408) 789-4426

bkaplan@accuray.com

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Aman Patel, CFA

Investor Relations, ICR-Westwicke

+1 (443) 450-4191

aman.patel@westwicke.com